EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second Quarter 2011 Financial Results

SPOKANE, Wash., Aug. 4, 2011 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCQB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter and six months ended June 30, 2011.

The Company reported a net loss of $249 thousand for the second quarter of 2011 ("2Q11"), compared to a profit of $269 thousand reported for the second quarter of 2010 ("2Q10"). After accrual of dividends on preferred stock and related accretion adjustments, the net loss available for common shareholders was $418 thousand for 2Q11 compared to a profit of $100 thousand for 2Q10.

Earnings per diluted share available for common shareholders for the second quarters of 2011 and 2010 were $(0.14) and $0.04, respectively.

Net income for the six months ending June 30, 2011 ("1H11") was $351 thousand compared to $855 thousand for the first six months of 2010 ("1H10"). After accrual of dividends on preferred stock and related accretion adjustments, net income available for common shareholders was $12 thousand for 1H11 compared to $517 thousand for 1H10.

Earnings per diluted share available for common shareholders for 1H11 are $0.00 and for 1H10 they were $0.22.

Randall L. Fewel, President and CEO of both the Company and the Bank, said, "The road to full recovery from the worst recession in ninety years is indeed a long and bumpy one. As a result of a higher level of charged-off loans, and after an analysis of the adequacy of the loan loss reserve, management decided to expense $1.5 million into the reserve during the second quarter this year compared to $950 thousand during the same quarter last year. That difference of $581 thousand drove the decline in profitability for the quarter."

"On a positive note," Fewel went on to say, "total impaired loans decreased $3.7 million or 10.1% from December 31, 2010 to June 30, 2011—dropping from $37.2 million to $33.5 million. And foreclosed real estate dropped $634 thousand, or 16.0% during that six month period, from $4.0 million to $3.3 million."

 "We also continue to be pleased with our growth in core deposits, which grew $26.2 million, or 14.1% year over year," Fewel commented. Core deposits, defined as all deposits except certificates of deposit, ended the quarter at $211.5 million. By comparison, on June 30, 2010, core deposits were $185.3 million.

Net interest income increased from $3.5 million in 2Q10 to $3.7 million in 2Q11, an increase of $188 thousand, or 5.3%.  For the first six months of 2011, net interest income increased $640 thousand, or 8.9%, over 1H10 before provisioning for loan losses.

The net interest margin (interest income minus interest expense, divided by average earning assets) improved to 4.21% for 2Q11 from 3.85% for the comparable quarter last year. The net interest margin for 1H11 was 4.39% compared to 3.92% for 1H10. Fewel attributes the improved margin to the fact that the Company has been able to lower its interest expense at a faster rate than interest income has declined.

Noninterest income was 0.93% of average assets for the second quarter of 2011 compared to 1.04% for 2Q10. Noninterest income declined by $140 thousand for the quarter when compared to the same quarter last year, from $1,044 thousand in the second quarter last year to $904 thousand this year, primarily as a result of a decrease in the net gain on investment securities. Noninterest income for the 1H11 was 0.87% of average assets compared to 0.98% for 1H10.

Fewel noted that "Last year, we had significant net gains on our investment securities and a one-time refund of $224 thousand on our B&O taxes that we did not have the benefit of this year."

Noninterest expenses for the second quarter increased by $286 thousand, or 8.7%, from $3.3 million in 2Q10 to $3.6 million in 2Q11. The Bank has increased its full-time-equivalent ("FTE") employee headcount by eight over the past year, from 106 FTE as of June 30, 2010 to 114 FTE as of June 30, 2011. The Bank has added two commercial loan officers, one business development officer, one mortgage loan officer, two Special Assets officers, and one assistant Internal Auditor. The rest of the increase is attributable to additional teller hours spread over a number of branches.

Fewel says the additional production people should help the Bank to once again start growing its loan portfolio, and the additional Special Assets people are expected to help accelerate the resolution of the Bank's nonperforming assets.

Noninterest expenses for the 1H11 are up $349 thousand or 5.4% over 1H10, also due to increased staffing.

The Bank expensed $1.5 million during 2Q11 into the Allowance for Loan Losses (the "ALLL") compared to $950 thousand during 2Q10. Net charge-offs were $445 thousand for the second quarter this year versus $874 thousand in the second quarter of 2010.

For the 1H11, the Bank expensed $2.4 million into the ALLL compared to $1.5 million for 1H10. Net charge-offs during 1H11 were $2.0 million compared to $1.3 million for 1H10.

As of June 30, 2011, the Bank's ALLL was $7.3 million, or 2.64% of gross loans, compared to $7.3 million, or 2.38% of gross loans, as of June 30, 2010. The ALLL stood at $6.9 million on December 31, 2010, which was 2.45% of gross loans at that time. The 2.64% ALLL on June 30, 2011 represents the highest ratio of ALLL to loans in the life of the Bank.

As of June 30, 2011, the Company had assets of $381.9 million, compared to $394.6 million on December 31, 2010.  This is a decrease of $12.7 million, or 3.2%.  Deposits at June 30, 2011 were $327.1 million, a decrease of $19.2 million, or 5.5%, compared to December 31, 2010.  Net loans were $267.3 million at quarter end, down $7.1 million, or 2.6%, since year-end.

"The Bank has been working hard to reduce its cost of funds," Fewel said, "primarily by allowing high cost certificates of deposit to run off and adjusting the rates paid by the Bank to be in line with market rates. As a result, CDs are down $17.3 million, or 13.0%, since year end, which has helped the Bank reduce its interest expense significantly. While loan demand continues to be weak, we are intentionally pricing our CDs in line with market rates since additional deposits are not currently needed to fund loans. As loan demand picks up, we expect to start growing our balance sheet again."

The Bank's nonperforming assets were $14.6 million on June 30, 2011, representing 3.8% of total assets. Nonperforming assets ("NPAs") include loans on which the Bank has stopped accruing interest and foreclosed real estate.  NPAs at the end of 2010 were $16.7 million representing 4.2% of total assets. The Bank's NPAs on June 30, 2010 were $15.4 million representing 4.0% of assets at that time.

"I am pleased that we have been able to decrease NPAs by $2.1 million, or 12.7%, so far this year," Fewel said, "and am hopeful we can continue to make progress at this pace in eliminating troubled assets from our balance sheet."

Total revenue for the Company was $4.6 million during the second quarter, representing an increase of $48 thousand, or 1.0%, over the second quarter of 2010. Total revenue is defined as net interest income plus noninterest income. Total revenue for 1H11 was $9.5 million, up $394 thousand, or 4.3%, over 1H10. "This marks the eleventh straight quarter," Fewel commented, "where total revenue has increased over the same quarter the previous year."

Fewel went on to say "Last quarter I mentioned that we started to see a modest uptick in loan demand from small businesses late in the quarter. Unfortunately, that did not hold up, and loan demand has again softened. I can not stress enough that Inland Northwest Bank is eager to make loans to qualified community businesses, but I believe there is still too much uncertainty in the economy for many business owners to want to take on more debt at this time."

Fewel pointed out that the book value of the Company's common stock stood at $8.57 per share on June 30, 2011, which is a $0.45 increase over the $8.12 book value at the end of 2010.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted by the OTC Markets, http://www.otcmarkets.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts and pertain to the Company's future operating results.  When used in this report, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600

         Holly Poquette, Chief Financial Officer
         (509) 456-8888